Exhibit 99.1

For Immediate Release:	October 25, 2012

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622	860-291-3765
mshaw@rockvillebank.com	ajeamel@rockvillebank.com

ROCKVILLE FINANCIAL, INC.

ANNOUNCES RECORD EARNINGS

AND DIVIDEND INCREASE

ROCKVILLE, Conn., October 25, 2012 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced net income of $4.7 million, or $0.17 per diluted share, for the quarter ended September 30, 2012.

“I am pleased to announce that Rockville Financial, Inc. reported its highest quarterly earnings in the Company’s 154 year history, and its fourth consecutive quarter of record core earnings. The quarter’s results were in part driven by the recognition of $2.5 million of gains on sales of loans due to the expansion of our mortgage banking business. This is a 101% increase over our next highest quarter. Asset quality remains strong and Rockville continues to enjoy organic growth,” stated William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO) of Rockville Financial, Inc. and Rockville Bank. “The Company’s organic growth strategy is positively reflected in its increase in deposit market share. During the twelve months ending June 30, 2012, Rockville moved up in rank in the State of Connecticut to 12th position from 14th position and increased market share in all but one of its branch locations. I would like to personally thank our employees for their continued focus on superior customer service.”

Third Quarter Highlights (revenue and expense comparisons are to prior year third quarter results, unless noted otherwise)

•	58.3% increase in operating earnings on a linked quarter basis, 14.3% increase in operating earnings year-over-year.

•	12.7% growth in operating revenue on a linked quarter basis, 22.8% growth in operating revenue year-over-year.

•	5.0% increase in operating expense on a linked quarter basis, 36.9% increase in operating expense year-over-year.

RCKB – Rockville Financial, Inc.	Page 1	www.rockvillefinancialinc.com

•

240.6% increase in residential mortgage production year-over-year to $82.8 million in the third quarter of 2012 from $24.3 million in the prior year, and a 3.5% increase in residential mortgage production from $80.0 million in the linked quarter.

•	1.0% linked quarter net commercial loan growth, after approximately $10 million of commercial loan payoffs in the third quarter.

•	10.4% net interest income growth due to average loan growth and decreased funding costs.

•	3.80% tax equivalent net interest margin, compared to 3.70% in the prior year and 3.87% in the linked quarter.

•	0.79% cost of interest-bearing liabilities, decreased 44 basis points from prior year and 6 basis points from the linked quarter.

•	0.68% total cost of funds, decreased 40 basis points from prior year and 5 basis points from the linked quarter.

•	Efficiency ratio increased to 67.25% from 60.29% in the prior year and decreased from 72.14% in the linked quarter.

•	3.00% non-interest expense as a percentage of average assets, increased from 2.44% in the prior year and increased from 2.93% in the linked quarter.

•	0.00% net loan charge-offs to average loans for the quarter, 0.04% for the year-to-date.

Operating Results

The Company reported third quarter 2012 net income and core operating earnings of $4.7 million, or $0.17 per diluted share, compared to the linked quarter net income of $2.9 million, or $0.11 per diluted share. Core operating earnings for the second quarter of 2012 were $3.8 million (Non-GAAP, see attached table), or $0.14 per diluted share excluding the accelerated stock award grant expense. For the third quarter 2011, the Company recorded net income and core operating earnings of $4.1 million, or $0.14 per diluted share. This 14.3% operating earnings increase year-over-year, was attributable to strong mortgage banking revenue as a result of especially favorable market spreads and the expansion of the residential mortgage business program, and continued organic growth in both commercial loans and low cost core deposits during the third quarter 2012. Operating revenue of $21.6 million in the third quarter 2012 was an increase from $19.2 million in the second quarter and from $17.6 million in the prior year period.

Net Interest Income Increases

Net interest income of $17.0 million for the third quarter of 2012 increased by $73,000, or 0.4%, from $16.9 million for the second quarter of 2012 and by $1.6 million, or 10.4%, from the comparable 2011 period. This increase is due to both the growth in average earning assets and the continued reduction in the cost of funds. The tax equivalent net interest margin for the third quarter of 2012 was 3.80%, compared to 3.87% for the second quarter of 2012 and 3.70% for the comparable period in 2011.

The Company’s tax equivalent yield on interest-earning assets decreased 11 basis points during the quarter ending September 30, 2012 to 4.39% from 4.50% during the second quarter 2012, and decreased by 22 basis points from 4.61% during the third quarter of 2011. The reduction in the average yield during the third quarter from both a linked quarter and year-over-year basis, was

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primarily attributable to the impact that the extended low interest rate environment has had on the yields of new loan originations and adjustable rate mortgage repricings. The tax equivalent yield on investment securities has benefited from the inclusion of $67.7 million of municipal bonds during the year-to-date 2012.

The cost of interest-bearing deposits decreased across all comparable periods as a result of the Company’s continued focus on growing low cost core deposits and on reducing the cost of funds as well as the continued migration out of time deposits to other interest bearing deposit types. The cost of interest-bearing deposits decreased 5 basis points to 0.69% in the third quarter of 2012 from 0.74% in the second quarter of 2012, and decreased by 34 basis points from 1.03% in the comparable 2011 period. The cost of interest-bearing liabilities decreased 6 basis points to 0.79% in the third quarter of 2012 from 0.85% in the second quarter of 2012, and decreased by 44 basis points from 1.23% during the third quarter of 2011.

Provision For Loan Losses Increases

The provision for loan losses increased $39,000, or 5.2%, to $793,000 for the three months ended September 30, 2012 compared to $754,000 for the comparable 2011 period due to growth in the loan portfolio during this time period. Net charge-offs for the third quarter were $17,000, or 0.00% of average loans outstanding, a decrease from $555,000, or 0.04% of average loans outstanding, in the prior year period. Provision expense continues to be assessed in correlation with the Company’s loan growth and risk profile.

Non-Interest Income

Non-interest income totaled $4.6 million for the third quarter 2012, an increase of $2.4 million, or 104.3%, on a linked quarter basis and up $2.4 million, or 108.6%, from the third quarter 2011. The linked quarter and year-over-year change in non-interest income is primarily attributable to the varying levels of net gains from sales of loans which totaled $2.5 million for the third quarter 2012, $44,000 in the second quarter 2012 and $405,000 in the third quarter 2011. The Company sold residential mortgage loans totaling $63.6 million in the third quarter 2012 compared to $1.0 million in the second quarter 2012 due to timing of the application process. In the third quarter 2011 the Company sold $20.2 million of residential mortgage loans. Loans held for sale totaled $5.8 million and $2.1 million at September 30, 2012 and 2011, respectively.

As the results reflect, the advantageous market spreads and the expansion of the Company’s mortgage banking business in 2012 were significant drivers to its financial performance in the third quarter. Over the course of the year, the Company hired twelve mortgage loan officers and sixteen mortgage underwriters and processors which contributed to both the significant increase in production and the mix of that production. The Company continues to evolve this business and develop efficiencies. During the third quarter 2012 the Company originated 413 loans totaling $82.8 million, an increase of 222.7% and 240.6%, respectively, from 128 loans totaling $24.3 million in the third quarter 2011. Additionally, the inclusion of mortgage loan officers in the business model allows the Company to cultivate purchase mortgage production with local realtors and has increased the volume of purchase mortgages to $32.4 million in the third quarter 2012 as compared to $8.7 million in the prior year period, a 272.4% increase in that production source.

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Service charges and fee income totaled $1.6 million for the third quarter 2012, an increase of $47,000, or 3.1%, on a linked quarter basis and an increase of $64,000, or 4.2%, from the same period in the prior year. Other income totaled $301,000 for the third quarter 2012, a decrease of $258,000, or 46.2%, on a linked quarter basis and an increase of $89,000, or 42.0%, from the same period in the prior year.

Non-Interest Expense

Non-interest expense as a percentage of average assets increased to 3.00% in the third quarter of 2012 from 2.93% in the second quarter of 2012, and increased from 2.44% in the third quarter 2011.

Non-interest expense totaled $14.5 million for the third quarter of 2012, up $695,000, or 5.0%, on a linked quarter basis and up $3.9 million, or 36.9%, from the third quarter 2011. The linked quarter change in non-interest expense is primarily attributable to a $604,000, or 31.9%, increase in other expense as a result of a $275,000 increase in directors stock award expense related to the June 2012 restricted stock and stock option grant, a $244,000 increase in other public company expenses and a $179,000 increase in electronic banking operational losses related largely to debit card losses. The debit card losses are the result of charge backs at large independent third-party servicers used by merchants for standard processing of customer debit card transactions.

On a year-over-year basis, the $3.9 million increase in non-interest expense is primarily attributable to a $2.3 million, or 38.0%, increase in salaries and employee benefits costs and a $1.0 million, or 70.5%, increase in other expense. The increase in salaries and employee benefits costs is attributable to the human capital infrastructure investment, significantly in 2011 and continued to a lesser extent in 2012, and is also inclusive of a $455,000 increase in officer stock award expense related to the June 2012 restricted stock and stock option grant and a $236,000 increase in pension expense. Full-time equivalent employees increased to 306 at September 30, 2012 from 261 at September 30, 2011. The increase in other expense is primarily due to a $303,000 increase in directors stock award expense related to the June 2012 restricted stock and stock option grant, a $188,000 increase in other public company expenses, a $162,000 increase in electronic banking operational losses related largely to debit card losses, and a $153,000 increase in telephone expense as a result of a new system installation.

Organic Loan and Deposit Growth Continues;

Securities, BOLI and Borrowings Increase

Rockville Financial’s total assets increased $199.3 million, or 11.4%, to $1.95 billion at September 30, 2012 from December 31, 2011. During the nine month period, net loans grew by $73.2 million, or 5.0%, with an increase of $47.0 million, or 7.9%, in the commercial real estate portfolio, an increase of $26.6 million, or 18.5%, in the commercial business portfolio and an increase of $2.9 million, or 0.4%, in the residential mortgage portfolio.

The available for sale securities portfolio increased $94.7 million, or 62.6%, to $246.0 million at September 30, 2012 from $151.2 million at December 31, 2011. The increase includes the Company’s net purchase of $67.7 million of AA or better rated municipal bonds, $11.8 million of A and AA rated floating rate corporate bonds, $9.2 million of government sponsored multi-family mortgage-backed bonds and $8.0 million of variable rate investment grade collateralized loan obligations. The municipal bonds represent a wide geographic diversification and consist of both general obligation and revenue bonds.

RCKB – Rockville Financial, Inc.	Page 4	www.rockvillefinancialinc.com

Bank Owned Life Insurance (“BOLI”) increased $26.8 million during the nine months ended September 30, 2012, primarily due to the purchase of $25.0 million of new life insurance policies during the first quarter. As a result of both the BOLI and municipal bond purchases during the year-to-date, the Company’s effective tax rate has decreased to 25.6% in the third quarter 2012 from 34.5% during the prior year period.

During the three months ended September 30, 2012, the Company entered into its second interest rate swap to hedge the variable cash flows associated with a forecasted adjustable rate wholesale funding. The total notional value of two outstanding interest rate derivatives was $75 million, and both were designated as cash flow hedges of interest rate risk.

Deposits totaled $1.48 billion at September 30, 2012 and increased $150.4 million, or 11.3% from $1.33 billion at December 31, 2011, reflecting a $17.1 million, or 8.3%, increase in non-interest bearing deposits and a $133.3 million, or 11.9%, increase in interest bearing deposits. The increase in interest bearing deposits included the purchase of $41.7 million of brokered time deposits. The balance was comprised of $20.0 million and $21.7 million of six month and 4 year callable time deposits at the Company’s option, respectively. The weighted average cost of brokered deposits was 0.64% at September 30, 2012, with balances representing 2.8% of total deposits. Federal Home Loan Bank of Boston advances increased $53.0 million, or 80.4%, year-to-date to $118.9 million at September 30, 2012 due to the addition of advances with terms of three months or less with a cost ranging from 0.20% to 0.27%.

Average net loans increased $41.5 million to $1.540 billion for the quarter ended September 30, 2012 from $1.499 billion for the quarter ended June 30, 2012. Average available for sale securities increased $14.4 million to $233.1 million for the quarter ended September 30, 2012 from $218.7 million for the quarter ended June 30, 2012, while average other earning assets decreased $11.9 million to $23.4 million during the same time period.

Average total deposits increased $35.7 million to $1.469 billion for the quarter ended September 30, 2012 from $1.433 billion for the quarter ended June 30, 2012. Average core deposits increased $32.2 million to $934.0 million for the quarter ended September 30, 2012 from $901.8 million for the quarter ended June 30, 2012, while average time deposits decreased $5.5 million during the same time period.

Asset Quality

Non-performing assets increased $1.0 million to $16.6 million at September 30, 2012 from $15.6 million at December 31, 2011. The ratio of non-performing assets to total assets decreased 4 basis points to 0.85% at September 30, 2012 from 0.89% at December 31, 2011. Loans on non-accrual increased $1.4 million to $14.0 million at September 30, 2012 from $12.6 million at December 31, 2011. Included in non-accrual loans are non-accruing troubled debt restructurings. Non-accruing troubled debt restructurings (“TDR”) decreased $402,000 to $3.0 million at September 30, 2012 from $3.4 million at December 31, 2011. The ratio of non-performing loans to total loans increased 5 basis points to 0.91% at September 30, 2012 from 0.86% at December 31, 2011. At September 30, 2012, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 128.93% and 1.17%, compared to 127.08% and 1.09% at December 31, 2011, respectively.

RCKB – Rockville Financial, Inc.	Page 5	www.rockvillefinancialinc.com

Dividend Increase

The Board of Directors voted to increase the cash dividend on the Company’s common stock, declaring a dividend of $0.10 per share to shareholders of record at the close of business on November 5, 2012 and payable on November 13, 2012. The dividend is being increased by 11% from the prior dividend of $0.09 per share, and has increased by 54% since the Company’s second-step conversion in May 2011. This dividend equates to a 3.37% annualized yield based on the $11.88 average closing price of the Company’s common stock in the third quarter of 2012. The Company has paid dividends for 26 consecutive quarters. The dividend payout ratio for the quarter ended September 30, 2012 was 55%. Of note, 49% of the Company’s certificate holders have committed to purchasing additional shares of the Company’s stock on a quarterly basis since implementation of its dividend reinvestment program in April 2012.

Stock Repurchase Program

In accordance with State of Connecticut Department of Banking mutual conversion banking regulations the Company was eligible to adopt a stock repurchase program at the one year anniversary of its March 3, 2011 stock conversion. As such, the Company’s Board of Directors approved a buyback plan on March 2, 2012 and commenced the plan upon receiving satisfactory response from the Company’s regulator, the Federal Reserve Bank of Boston, on March 13, 2012. Under this plan, the Company may repurchase up to 2,951,250 shares, or 10% of the outstanding shares at the time the plan was approved. As of September 30, 2012, the Company had repurchased 1,356,379 shares at an average cost of $11.61 per share. The average closing price of the Company’s common stock over this time period was $11.69 per share.

The Company repurchased 28,000 shares during the quarter ended September 30, 2012, at an average price of $11.72, which was 104% of the Company’s tangible book value of $11.24. The closing price on the first business day of the quarter was $11.60, or 103% of the Company’s tangible book value, while the closing price on the last business day of the quarter was $12.27, or 109% of the Company’s tangible book value. The average closing price during the third quarter was $11.88, or 106% of the Company’s tangible book value.

Management Comments

“Rockville reported record quarterly earnings and has made significant progress in decreasing funding costs, accelerating commercial loan growth and mortgage loan production, protecting asset quality, and efficiently returning capital to shareholders via increased dividends and our 10% stock buyback program,” stated William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO). “Our total shareholder return year-over-year is 33.4% compared to the SNL thrift index of 30.0%. At Rockville, we remain focused on creating prosperity for our customers and communities and wealth for our shareholders.“

RCKB – Rockville Financial, Inc.	Page 6	www.rockvillefinancialinc.com

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 21-branch community bank serving Tolland, Hartford and New London counties in Connecticut. Rockville Bank has established a New Haven County Commercial Banking Office in Hamden, Conn., and will be opening a full service branch in West Hartford, Conn., in the coming months. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

Investor Call

Rockville Financial, Inc. is hosting a conference call on Friday, October 26, 2012 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s third quarter financial results. Those wishing to participate in the call may dial toll-free 1-877-317-6789. A replay of the call will be available on October 26, 2012 by dialing 1-877-344-7529, Conference ID # 10019061, and will be available until 9:00 a.m. ET on November 12, 2012.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Income

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
INTEREST AND DIVIDEND INCOME:
Loans	$17,883	$17,828	$53,377	$52,844
Securities-interest	1,733	1,244	4,742	3,579
Securities-dividends	42	45	127	324
Interest-bearing deposits	13	8	50	39

Total interest and dividend income	19,671	19,125	58,296	56,786

INTEREST EXPENSE:
Deposits	2,149	2,862	6,646	8,670
Borrowed funds	558	899	1,669	5,587

Total interest expense	2,707	3,761	8,315	14,257

Net interest income	16,964	15,364	49,981	42,529
PROVISION FOR LOAN LOSSES	793	754	2,678	2,260

Net interest income after provision for loan losses	16,171	14,610	47,303	40,269

NON-INTEREST INCOME:
Total other-than-temporary impairment losses on equity securities	—	—	—	(29)
Service charges and fees	1,585	1,521	4,949	4,799
Net gain from sales of securities	214	74	335	6,275
Net gain from sales of loans	2,514	405	3,083	464
Other income	301	212	1,176	210

Total non-interest income	4,614	2,212	9,543	11,719

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,314	6,023	23,905	18,307
Service bureau fees	946	1,110	3,234	3,297
Occupancy and equipment	1,254	1,097	3,355	3,363
Professional fees	1,049	725	2,595	1,907
Marketing and promotions	70	202	287	967
FDIC assessments	268	(29)	774	991
Other real estate owned	110	2	444	76
Contribution to Rockville Bank Foundation, Inc.	—	—	—	5,043
Loss on extinguishment of debt	—	—	—	8,914
Other	2,499	1,466	6,074	4,383

Total non-interest expense	14,510	10,596	40,668	47,248

INCOME BEFORE INCOME TAXES	6,275	6,226	16,178	4,740
Income tax provision	1,607	2,143	4,706	1,636

NET INCOME	$4,668	$4,083	$11,472	$3,104

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Income - Concluded

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

Net income per share:
Basic	$0.17	$0.14	$0.41	$0.11
Diluted	$0.17	$0.14	$0.41	$0.11

Weighted-average shares outstanding:
Basic	27,659,996	28,913,173	27,892,886	28,952,796
Diluted	27,847,021	29,035,511	28,067,129	29,036,136

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Income

(In Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
INTEREST AND DIVIDEND INCOME:
Loans	$17,883	$17,930	$17,564	$17,619	$17,828
Securities-interest	1,733	1,703	1,306	1,100	1,244
Securities-dividends	42	41	44	43	45
Interest-bearing deposits	13	26	11	32	8

Total interest and dividend income	19,671	19,700	18,925	18,794	19,125

INTEREST EXPENSE:
Deposits	2,149	2,246	2,251	2,582	2,862
Borrowed funds	558	563	548	632	899

Total interest expense	2,707	2,809	2,799	3,214	3,761

Net interest income	16,964	16,891	16,126	15,580	15,364
PROVISION FOR LOAN LOSSES	793	1,181	704	761	754

Net interest income after provision for loan losses	16,171	15,710	15,422	14,819	14,610

NON-INTEREST INCOME:
Service charges and fees	1,585	1,538	1,826	1,565	1,521
Net gain from sales of securities	214	118	3	2	74
Net gain from sales of loans	2,514	44	525	1,251	405
Other income	301	559	316	222	212

Total non-interest income	4,614	2,259	2,670	3,040	2,212

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,314	8,468	7,123	5,938	6,023
Service bureau fees	946	1,231	1,057	1,041	1,110
Occupancy and equipment	1,254	1,036	1,065	1,038	1,097
Professional fees	1,049	828	718	630	725
Marketing and promotions	70	103	114	204	202
FDIC assessments	268	201	305	256	(29)
Other real estate owned	110	53	281	601	2
Other	2,499	1,895	1,680	2,060	1,466

Total non-interest expense	14,510	13,815	12,343	11,768	10,596

INCOME BEFORE INCOME TAXES	6,275	4,154	5,749	6,091	6,226
Income Tax Provision	1,607	1,205	1,894	2,103	2,143

NET INCOME	$4,668	$2,949	$3,855	$3,988	$4,083

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands)

(Unaudited)

	September 30, 2012	June 30, 2012	March 30, 2012	December 30, 2011	September 30, 2011
ASSETS
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$14,000	$20,151	$15,303	$40,677	$68,487
Short-term investments	24,365	13,739	24,549	308	312

Total cash and cash equivalents	38,365	33,890	39,852	40,985	68,799
AVAILABLE FOR SALE SECURITIES-At fair value	245,952	221,714	195,501	151,237	134,642
HELD TO MATURITY SECURITIES-At amortized cost	6,935	7,692	8,603	9,506	10,504
TOTAL LOANS HELD FOR SALE	5,786	598	—	—	2,081
LOANS RECEIVABLE	1,548,696	1,562,553	1,512,813	1,473,423	1,461,016
Less allowance for loan losses	(18,079)	(17,303)	(16,527)	(16,025)	(15,524)

Total Net Loans	1,530,617	1,545,250	1,496,286	1,457,398	1,445,492
FEDERAL HOME LOAN BANK STOCK, at cost	15,867	15,867	15,867	17,007	17,007
ACCRUED INTEREST RECEIVABLE	5,521	5,070	4,624	4,089	4,084
DEFERRED TAX ASSET-Net	9,843	10,492	10,590	10,368	7,494
PREMISES AND EQUIPMENT-Net	18,965	17,331	16,082	15,502	15,500
GOODWILL	1,070	1,070	1,070	1,149	1,149
CASH SURRENDER VALUE OF BANK-OWNED LIFE INSURANCE	57,838	56,912	56,388	31,082	30,790
OTHER REAL ESTATE OWNED	2,618	2,084	2,746	3,008	303
PREPAID FDIC ASSESSMENTS	2,334	2,569	2,805	3,034	5,378
CURRENT INCOME TAX RECEIVABLE	1,316	3,121	612	2,848	3,260
OTHER ASSETS	6,160	4,739	4,128	2,659	3,696

	$1,949,187	$1,928,399	$1,855,154	$1,749,872	$1,750,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
DEPOSITS:
Non-interest-bearing	$223,525	$220,924	$216,567	$206,416	$181,637
Interest-bearing	1,253,605	1,234,750	1,165,702	1,120,350	1,115,926

Total deposits	1,477,130	1,455,674	1,382,269	1,326,766	1,297,563
MORTGAGORS’ AND INVESTORS’ ESCROW ACCOUNTS	3,364	6,556	3,217	5,852	3,106
ADVANCES FROM THE FEDERAL HOME LOAN BANK	118,865	125,871	125,876	65,882	94,887
ACCRUED EXPENSES AND OTHER LIABILITIES	22,539	17,593	16,142	17,901	19,267

TOTAL LIABILITIES	1,621,898	1,605,694	1,527,504	1,416,401	1,414,823

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY	327,289	322,705	327,650	333,471	335,356

	$1,949,187	$1,928,399	$1,855,154	$1,749,872	$1,750,179

Rockville Financial, Inc. and Subsidiaries

Selected Financial Highlights

(Dollars In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Share Data:
Basic net income per share common	$0.17	$0.11	$0.13	$0.14	$0.14
Diluted net income per share common	0.17	0.11	0.13	0.14	0.14
Dividends declared per share	0.09	0.09	0.08	0.075	0.075

Operating Data:
Total operating revenue	$21,578	$19,150	$18,796	$18,620	$17,576
Total operating expense	14,510	13,815	12,343	11,768	10,596

Key Ratios:
Return on average assets	0.97%	0.63%	0.86%	0.92%	0.94%
Return on average equity	5.73%	3.63%	4.62%	4.73%	4.88%
Tax-equivalent net interest margin	3.80%	3.87%	3.83%	3.77%	3.70%

Non-performing Assets:
Residential real estate	$6,911	$8,087	$6,730	$6,332	$5,670
Commercial real estate	1,609	1,624	1,274	750	1,941
Construction	1,221	1,235	1,006	1,099	2,886
Commercial business	1,285	1,200	1,445	1,033	1,046
Installment and collateral	32	33	34	29	25

Total non-accrual loans	11,058	12,179	10,489	9,243	11,568
Troubled debt restructured - non-accruing	2,965	3,071	3,166	3,367	0

Total non-performing loans	14,023	15,250	13,655	12,610	11,568
Other real estate owned	2,618	2,074	2,746	3,008	303

Total non-performing assets	$16,641	$17,324	$16,401	$15,618	$11,871

Non-performing loans to total loans	0.91%	0.98%	0.90%	0.86%	0.79%
Non-performing assets to total assets	0.85%	0.90%	0.88%	0.89%	0.66%
Allowance for loan losses to non-performing loans	128.93%	113.47%	121.03%	127.08%	111.43%
Allowance for loan losses to total loans	1.17%	1.11%	1.09%	1.09%	1.06%

Non-GAAP Ratios:
Non-interest expense to average assets	3.00%	2.93%	2.77%	2.70%	2.43%
Efficiency ratio	67.25%	72.14%	65.67%	63.20%	60.29%
Cost of interest-bearing deposits	0.69%	0.74%	0.79%	1.02%	1.03%

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended September 30,
	2012			2011
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Loans receivable, net	$1,540,280	$17,883	4.64%	$1,445,825	$17,828	4.93%
Investment securities	233,104	1,991	3.42	161,817	1,278	3.16
Federal Home Loan Bank stock	15,867	21	0.53	17,007	11	0.26
Other earning assets	23,385	12	0.22	35,039	8	0.09

Total interest-earning assets	1,812,636	19,907	4.39%	1,659,688	19,125	4.61%
Noninterest-earning assets	122,068			81,687

Total assets	$1,934,704			$1,741,375

Interest-bearing liabilities:
NOW and money market accounts	$518,176	381	0.29%	$372,542	351	0.38%
Savings accounts	209,197	47	0.09	182,068	106	0.23
Certificates of deposit	525,799	1,721	1.31	557,636	2,405	1.73

Total interest-bearing deposits	1,253,172	2,149	0.69	1,112,246	2,862	1.03
Advances from the Federal Home Loan Bank	119,802	558	1.86	108,324	899	3.32

Total interest-bearing liabilities	1,372,974	2,707	0.79%	1,220,570	3,761	1.23%

Non-interest-bearing liabilities	236,068			186,235
Total liabilities	1,609,042			1,406,805
Stockholders’ equity	325,662			334,570

Total liabilities and Stockholders’ Equity	$1,934,704			$1,741,375

Net interest-earning assets	$439,662			$439,118

Tax equivalent net interest income		17,200			15,364
Tax equivalent net interest rate spread			3.60%			3.38%
Tax equivalent net interest margin			3.80%			3.70%

Average interest-earning assets to average interest-bearing liabilities			132.02%			135.98%

Less tax equivalent adjustment		236			—

Net Interest Income		$16,964			$15,364

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012			2011
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Loans receivable, net	$1,504,986	$53,377	4.73%	$1,428,073	$52,844	4.93%
Investment securities	209,359	5,308	3.38	162,173	3,866	3.18
Federal Home Loan Bank stock	16,150	63	0.52	17,007	37	0.29
Other earning assets	26,047	50	0.26	118,129	39	0.05

Total interest-earning assets	1,756,542	58,798	4.46%	1,725,382	56,786	4.39%

Non-interest-earning assets	111,740			90,454

Total assets	$1,868,282			$1,815,836

Interest-bearing liabilities:
NOW and money market accounts	$475,036	$1,015	0.28%	$359,101	$1,043	0.39%
Savings accounts	204,575	199	0.13	177,433	342	0.26
Certificates of deposit	523,627	5,432	1.38	556,854	7,285	1.74

Total interest-bearing deposits	1,203,238	6,646	0.74	1,093,388	8,670	1.06
Advances from the Federal Home Loan Bank	105,852	1,669	2.10	198,950	5,587	3.74

Total interest-bearing liabilities	1,309,090	8,315	0.85%	1,292,338	14,257	1.47%

Non-interest-bearing liabilities	230,963			225,713

Total liabilities	1,540,053			1,518,051
Stockholders’ equity	328,229			297,785

Total liabilities and Stockholders’ Equity	$1,868,282			$1,815,836

Net interest-earning assets	$447,452			$433,044

Tax equivalent net interest income		50,483			42,529
Tax equivalent net interest rate spread			3.61%			2.92%
Tax equivalent net interest margin			3.83%			3.29%

Average interest-earning assets to average interest-bearing liabilities			134.18%			133.51%

Less tax equivalent adjustment		502			—

Net Interest Income.		$49,981			$42,529

Rockville Financial, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

Income before income taxes	$6,275	$4,154	$5,749	$6,091	$6,226

Stock-based compensation	—	1,167	—	—	—

Core operating earnings before taxes	6,275	5,321	5,749	6,091	6,226

Income taxes	1,607	1,543	1,894	2,103	2,143

Core operating earnings after taxes	$4,668	$3,778	$3,855	$3,988	$4,083